Exhibit 99.1

NEWS RELEASE                                           Dorchester Minerals, L.P.

Release Date: October 13, 2005                     3838 Oak Lawn Ave., Suite 300
                                                        Dallas, Texas 75219-4541
Contact:  Casey McManemin                               Telephone (214) 559-0300
Facsimile (214) 559-0301

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       DORCHESTER MINERALS, L.P. ANNOUNCES ITS THIRD QUARTER DISTRIBUTION

        DALLAS, TEXAS -- Dorchester Minerals, L.P. announced today the Partnership's third quarter 2005 cash distribution. The distribution of $.577287 per common unit represents activity for the three month period ending September 30, 2005 and is payable on November 3, 2005 to common unit holders of record as of October 24, 2005.

        Cash receipts attributable to the Partnership's Net Profits Interests during the third quarter totaled $6,760,000. These receipts generally reflect oil and gas sales from the properties underlying the Net Profits Interests during May through July 2005. Approximately $198,000 of gross capital expenditures, primarily attributable to drilling and completion activity, was paid by the owner of the working interests in the properties underlying the Net Profits Interests during June through August 2005. Cash receipts attributable to the Partnership's Royalty Properties during the third quarter totaled $10,429,000. These receipts generally reflect oil sales during June through August 2005 and gas sales during May through July 2005.

        The Partnership received approximately $488,000 from lease bonus and other sources during the third quarter and identified 59 new wells completed on the Partnership's Net Profits Interests and Royalty Properties located in 29 counties and parishes in 7 states.

        Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 25 states. Its common units trade on the Nasdaq Stock Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

        Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership's properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership's financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.